Exhibit 99.1

Industrial Tech Acquisitions II, Inc. Announces Pricing of $150.0 Million Initial Public Offering

NEW YORK, January 11, 2022 (PR NEWSWIRE) -- Industrial Tech Acquisitions II, Inc. (Nasdaq: ITAQU) (“Industrial Tech Acquisitions II” or the “Company”), a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering (“IPO”) of 15,000,000 units at a price to the public of $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ITAQU” beginning January 12, 2022. Each unit issued in the IPO consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to acquire one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on Nasdaq under the symbols “ITAQ” and “ITAQW”, respectively.

Wells Fargo Securities, LLC is acting as sole book-running manager for the IPO, and Maxim Group LLC is acting as a co-manager. The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the securities was declared effective by the SEC on January 11, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT INDUSTRIAL TECH ACQUISITIONS II, INC.

Industrial Tech Acquisitions II, Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. The Company may pursue an initial business combination target in any business, industry or geographical location, and it intends to focus its search on targets operating in the technology-focused areas including software, mobile and Internet of Things (“IoT”) applications, digital and energy transformation, cloud and cyber communications as well as high bandwidth services, including LTE, remote sensing and 5G communications.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed IPO and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Lisa Russell

Industrial Tech Acquisitions II, Inc.

713-599-1300